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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. *)


                          CHESTERFIELD FINANCIAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    166435107
                -------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]   Rule 13d-1(b)

        [X]   Rule 13d-1(c)

        [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 10 Pages

-----------------------------
CUSIP No. 166435107
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Keeley Asset Management Corp.; Tax I.D. No.: 36-3160361
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                204,690
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               204,690
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      204,690
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.8%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
================================================================================

--------------------
* Based on an aggregate of 4,304,738 shares outstanding as of November 6, 2001.

                               Page 2 of 10 Pages

-----------------------------
CUSIP No. 166435107
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kamco Thrift Partners Limited Partnership; Tax I.D. No.: 36-4093981
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                10,000
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               10,000
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      10,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


--------------------
* Based on an aggregate of 4,304,738 shares outstanding as of November 6, 2001.

                               Page 3 of 10 Pages

-----------------------------
CUSIP No. 166435107
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John L. Keeley, Jr.; Social Security No.: ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                2,894
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               2,894
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,894
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


--------------------
* Based on an aggregate of 4,304,738 shares outstanding as of November 6, 2001.

                               Page 4 of 10 Pages

-----------------------------
CUSIP No. 166435107
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Barbara G. Keeley; Social Security No.: ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                3,744
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               3,744
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,744
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
================================================================================


--------------------
* Based on an aggregate of 4,304,738 shares outstanding as of November 6, 2001.

                               Page 5 of 10 Pages

-----------------------------
CUSIP No. 166435107
-----------------------------


       Item 1(a).   Name of Issuer:
       ---------    --------------
                    Chesterfield Financial Corp.

       Item 1(b).   Address of Issuer's Principal Executive Offices:
       ---------    -----------------------------------------------
                    10801 South Western Avenue
                    Chicago, Illinois  60643

       Item 2(a).   Name of Person Filing:
       ----------   ----------------------

                    The persons filing this Schedule 13G are:

                    (i)      Keeley Asset Management Corp.

                    (ii)     Kamco Thrift Partners Limited Partnership

                    (iii)    John L. Keeley, Jr.

                    (iv)     Barbara G. Keeley

       Item 2(b).   Address of Principal Business Office or, if none, Residence:
       ----------   ------------------------------------------------------------

                    (i)-(iv) 401 South LaSalle Street
                             Chicago, Illinois  60605

       Item 2(c).   Citizenship:
       ---------    -----------
                    (i)     Keeley Asset Management Corp. is an Illinois
                            corporation.

                    (ii) Kamco Thrift Partners Limited Partnership is an Illinois limited partnership.

                    (iii)   John L. Keeley, Jr. is a citizen of the United
                            States.

                    (iv)    Barbara G. Keeley is a citizen of the United States.

       Item 2(d).   Title of Class of Securities:
       ---------    ----------------------------
                    Common Stock

       Item 2(e).   CUSIP Number:
       ---------    ------------
                    166435107

                               Page 6 of 10 Pages

-----------------------------
CUSIP No. 166435107
-----------------------------

       Item 3.      If this statement is filed pursuant to Rules 13d-1(b), or
       -------      ---------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:  N/A
                    -----------------------------------------------------
                    [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                    [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    [ ] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E).

                    [ ]   An employee benefit plan or endowment fund in
                           accordance with ss. 240.13d-1(b)(1)(ii)(F).

                    [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

                    [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    [ ]   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

       Item 4.      Ownership
       ------       ---------
                    Keeley Asset Management Corp.
                    -----------------------------
                    (a)  Amount Beneficially Owned:  204,690

                    (b)  Percent of Class:  4.8%

                    (c)  Number of shares as to which such person has:

                         (i)   sole power to vote or to direct the vote: 204,690
                         (ii)  shared power to vote or to direct the vote:  -0-
                         (iii) sole power to dispose or to direct the
                               disposition of:  204,690
                         (iv) shared power to dispose or to direct the disposition of: -0-

                    Kamco Thrift Partners Limited Partnership
                    -----------------------------------------
                    (a)  Amount Beneficially Owned:  10,000

                    (b)  Percent of Class:  0.2%

                    (c)  Number of shares as to which such person has:

                         (i)   sole power to vote or to direct the vote: 10,000
                         (ii)  shared power to vote or to direct the vote:  -0-
                         (iii) sole power to dispose or to direct the
                               disposition of:  10,000
                         (iv) shared power to dispose or to direct the disposition of: -0-

                               Page 7 of 10 Pages

-----------------------------
CUSIP No. 166435107
-----------------------------

                    John L. Keeley, Jr.
                    -------------------
                    (a)   Amount Beneficially Owned:  2,894

                    (b)   Percent of Class:  0.1%

                    (c)   Number of shares as to which such person has:

                          (i)   sole power to vote or to direct the vote:  2,894

                          (ii)  shared power to vote or to direct the vote:  -0-

                          (iii) sole power to dispose or to direct the
                                disposition of:  2,894

                          (iv) shared power to dispose or to direct the disposition of: -0-

                    Barbara G. Keeley
                    -----------------
                    (a)   Amount Beneficially Owned:  3,744

                    (b)   Percent of Class:  0.1%

                    (c)   Number of shares as to which such person has:

                          (i)   sole power to vote or to direct the vote:  3,744

                          (ii)  shared power to vote or to direct the vote:  -0-

                          (iii) sole power to dispose or to direct the
                                disposition of:  3,744

                          (iv) shared power to dispose or to direct the disposition of: -0-

       Item 5.  Ownership of Five Percent or Less of a Class.
       ------   --------------------------------------------
                Not applicable.

       Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
       ------   ---------------------------------------------------------------
                Not applicable.

       Item 7.  Identification and Classification of the Subsidiary Which
       ------   ---------------------------------------------------------
                Acquired the Security Being Reported on By the Parent Holding
                -------------------------------------------------------------
                Company.
                -------
                Not applicable

       Item 8.  Identification and Classification of Members of the Group.
       ------   ---------------------------------------------------------
                Not applicable

       Item 9.  Notice of Dissolution of Group.
       ------   ------------------------------
                Not applicable

                               Page 8 of 10 Pages

-----------------------------
CUSIP No. 166435107
-----------------------------

       Item 10.     Certification.
       -------      -------------

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    Exhibits.    1.     Agreement to file Schedule 13G jointly.
                    --------


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated this 29th day of January, 2002.


KEELEY ASSET MANAGEMENT CORP.


/s/ John L. Keeley, Jr.
---------------------------------------------------------
John L. Keeley, Jr., President


KAMCO THRIFT PARTNERS LIMITED PARTNERSHIP
By: Keeley Asset Management Corp., General Partner


/s/ John L. Keeley, Jr.
---------------------------------------------------------
John L. Keeley, Jr., President


/s/ John L. Keeley, Jr.
---------------------------------------------------------
John L. Keeley, Jr.


/s/ Barbara G. Keeley
---------------------------------------------------------
Barbara G. Keeley



                               Page 9 of 10 Pages